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                                                              Exhibit (d)(5)(b)

                    Amendment No. 1 to the Advisory Agreement

Effective November 30, 2001, Loomis Sayles Funds, a Massachusetts business trust (the "Trust"), on behalf of its Research Fund series (the "Series"), and Loomis, Sayles & Company, L.P., a Delaware limited partnership (the "Adviser") hereby agree that the Advisory Agreement (the "Agreement") dated October 30, 2000, by and between the Trust, on behalf of the Series, and the Adviser is hereby amended as follows:

Effective November 30, 2001, the annual rate of compensation to be paid to the Adviser on behalf of the Series pursuant to Section 7 of the Agreement shall be reduced to 0.50%.

All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 on the day and year at first above written.

         LOOMIS SAYLES FUNDS,
         On Behalf of Its
         Loomis Sayles Research Fund Series,

         By:   /s/ Daniel J. Fuss
               ------------------
               Daniel J. Fuss
               President

         LOOMIS SAYLES & COMPANY, L.P.


         By:   LOOMIS, SAYLES & COMPANY, INC.,
               Its General Partner,

         By:   /s/ Mark W. Holland
               -------------------
               Mark W. Holland
               Vice President

         A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the Series on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers, or shareholders individually but are binding only upon the assets and property of the Series.